Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-173434 of Ventas, Inc. on Form S-3 of our report dated February 16, 2011 related to the consolidated financial statements of One Lantern Senior Living Inc and subsidiaries as of and for the years ended December 31, 2010 and 2009, appearing in the Current Report on Form 8-K dated April 11, 2011 of Ventas, Inc. and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Louisville, Kentucky

August 1, 2011